Exhibit 99.1

NEWS RELEASE

For more information contact:
Rick Mills, SVP & Chief Financial Officer
Phone: (716) 635-5000
Email: wmills@topsmarkets.com

FOR IMMEDIATE RELEASE
Tops Holding Corporation Reports 8% Increase in Net Sales
in First Quarter 2011
•	Total inside sales (supermarket excluding gasoline) grew 5.6% to $658.9 million in the first quarter of fiscal 2011, driven by same store sales growth and the benefit of four additional weeks of operations from the acquired Penn Traffic supermarkets

•	Same store sales increased 3.6% as the Company’s sales and marketing programs drive traffic into stores

•	EBITDA increased 10.3% to $37.9 million in fiscal 2011 first quarter

•	Cash from operations of $22.3 million generated in fiscal 2011 first quarter
WILLIAMSVILLE, NY, June 6, 2011 — Tops Holding Corporation (“Tops” or the “Company”), the parent of Tops Markets, LLC, a leading supermarket retailer with 128 corporate and 5 franchise locations serving the Upstate New York and Northern Pennsylvania regions, today reported financial results for the Company’s first quarter (16-week period) ended April 23, 2011. These reported results include the impact of the January 29, 2010 acquisition of substantially all assets and certain liabilities of The Penn Traffic Company and its subsidiaries (“Penn Traffic”), including 55 supermarkets that have been retained by Tops.
Frank Curci, Tops’ President and CEO, commented, “Our strong results demonstrate the strength of our strategy to build our franchise, succeed in our markets by understanding our customers and create value with our sales and marketing approach. We believe we have been highly effective with the integration and conversion of the Penn Traffic stores into our well-known Tops brand, while our steady increase in the number of fuel stations available to our customers and our relentless focus on upgrading and redesigning our stores to keep them fresh and innovative are contributing to our growth.”
Fiscal 2011 First Quarter Financial Results
Net sales of $717.3 million in the first quarter of fiscal 2011 (16-week period ended April 23, 2011) increased $52.2 million, or 7.9%, from $665.0 million in the first quarter of fiscal 2010 (16-week period ended April 24, 2010).
Inside sales were $658.9 million in the fiscal 2011 first quarter, up $34.9 million, or 5.6%, compared with the same period in the prior year. The increase in inside sales reflects an additional four weeks of operations for the 55 Penn Traffic supermarkets that had been retained and operated through the end of the quarter, combined with the added results of a new Tops supermarket that was opened in the summer of 2010, and a 3.6% increase in same store sales. Also impacting the year-over-year results was $33.0 million in net sales that was reported in the prior year first quarter for the 24 acquired supermarkets that were either sold or closed in 2010.
Gasoline sales increased $17.3 million, or 42.2%, to $58.4 million in the fiscal 2011 first quarter, reflecting a 23.4% increase in the retail price per gallon and a 15.2% increase in the number of gallons sold. The increase in gallons sold was primarily attributable to four new gas stations that were opened since the fiscal 2010 first quarter.

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Tops Holding Corporation Reports 8% Increase in Net Sales in First Quarter 2011
June 6, 2011

The fluctuation in sales compared with last year’s quarter is summarized as follows, in thousands:

Inside sales:
Increase in same store sales	$21,053	3.2%
Increase from incremental stores	13,873	2.1%
Gasoline sales:
Pricing increase	9,603	1.4%
Volume increase	7,715	1.2%

TOTAL	$52,244	7.9%
Gross profit for the quarter increased 4.4% to $202.4 million from $193.8 million in the prior year period, primarily reflecting the extra four week contribution of the Penn Traffic stores. As a percentage of net sales, gross profit declined 90 basis points to 28.2% due to a higher proportion of gasoline sales versus inside sales, where gasoline sales generally occur at lower margin rates.
Total operating expenses for the quarter improved to $184.8 million, compared with $196.6 million in the prior year period. Last year’s first quarter was impacted by $17.4 million in costs associated with the Penn Traffic acquisition and integration. Depreciation and amortization declined $3.7 million as certain assets became fully depreciated during the latter part of 2010.
Operating income for the quarter was $17.6 million, or 2.5% of net sales, a considerable improvement from an operating loss of $2.9 million in the prior year period. The 24 stores that were closed or sold contributed an operating loss of $0.2 million during the 2010 first quarter.
Rick Mills, Senior Vice President and Chief Financial Officer, noted, “Our solid operating income is an excellent indicator of our ability to leverage our system with increased volume. As we effectively capitalize on the strength of the Tops brand to build our store traffic while continually finding ways to improve our productivity, we expect we can continue to strengthen margins and drive strong cash generation.”
In the fiscal 2010 first quarter, Tops recognized a non-cash gain of $15.7 million on the Penn Traffic acquisition due to the excess of net assets acquired over the purchase price. This bargain purchase was partially attributable to the distressed status of Penn Traffic due to historical operating results, which led to its November 2009 bankruptcy filing.
Net interest expense increased $0.9 million in the fiscal 2011 first quarter, reflecting the incremental interest expense related to the February 2010 financing activities.
Net loss for the quarter was $2.1 million, compared with net income of $3.3 million in the prior year period. The fiscal 2010 first quarter net income reflects an income tax benefit of $9.9 million resulting from the $10.3 million reversal of valuation allowance that was established in fiscal 2009.
FTC Update
As previously announced, in August 2010, the Federal Trade Commission (“FTC”) issued a Proposed Order that would require Tops to sell seven of the retained supermarkets. In May 2011, Tops petitioned the FTC to approve an agreement to sell three of these supermarkets, which is subject to a 30-day comment period ending June 6, 2011. We are currently unable to determine the likelihood that the FTC will approve this agreement. As part of a Final Order from the FTC, the Company will be required to retain a divestiture trustee to market the supermarkets subject to the Proposed Order that have not otherwise been sold. Net sales and operating loss for these seven supermarkets were $17.2 million and $0.1 million, respectively, for the fiscal 2011 first quarter.
All of the 55 acquired supermarkets the Company is currently operating have been converted to the Tops banner, except for the seven supermarkets under the FTC Proposed Order.

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Tops Holding Corporation Reports 8% Increase in Net Sales in First Quarter 2011
June 6, 2011

Supplemental Reporting on EBITDA and Adjusted EBITDA
To provide investors with greater understanding of its operating performance, in addition to the results measured in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA(1) and Adjusted EBITDA(2).
Fiscal 2011 first quarter EBITDA(1) was $37.9 million, up $3.5 million, or 10.3%, from $34.4 million for the fiscal 2010 first quarter, reflecting the additional four weeks of contribution from the acquired Penn Traffic supermarkets. Fiscal 2011 first quarter Adjusted EBITDA(2) was $38.8 million, an increase from $38.4 million reported for the fiscal 2010 first quarter, which included many one-time acquisition-related expenses for Penn Traffic.

(1), (2)	See “Non-GAAP Financial Measures” for a discussion of EBITDA and Adjusted EBITDA and the attached table for a reconciliation to GAAP.
Strong Cash Generation
Cash provided by operating activities during the 16-week period ending April 23, 2011 was $22.3 million, compared with cash used in operating activities of $3.6 million for the 16-week period ended April 24, 2010. The increase was primarily due to an $7.7 million improvement in cash from changes in operating assets and liabilities due to the more effective management of working capital. In addition, the prior year period was impacted by cash expenditures of $15.1 million related to integration costs and one-time legal and professional fees related to Penn Traffic.
Capital expenditures for the first quarter of fiscal 2011 were $17.0 million, compared with $8.8 million for the prior year period, and were primarily related to store remodels. The Company expects to invest approximately $40 million in capital expenditures over the next twelve months.
Mr. Curci concluded, “Although there are subtle indications of an improving economy, we continue to see a very challenging operating environment with a combination of high unemployment and rising prices. We are working hard to contain price increases for our customers through strong purchasing practices and continued productivity improvements. Nonetheless, we are very excited about our future as we plan to expand the number of stores in our markets, continue to remodel existing stores while developing our distinctive, smaller neighborhood stores and finding new, innovative ways to reach our consumers.”
As of April 23, 2011, the unused commitment under the Company’s ABL facility was $54.3 million, after giving effect to $14.2 million in use for letters of credit. The Company believes that cash generated from operations and the ABL facility will be sufficient to meet cash requirements for 2011.
Conference Call
Tops will host a conference call on Tuesday, June 7, 2011 beginning at 11:00 a.m. Eastern Time. During the call, Frank Curci, President and Chief Executive Officer, Rick Mills, Senior Vice President and Chief Financial Officer, and Kevin Darrington, Chief Operating Officer, will review the financial and operating results for the first quarter ended April 23, 2011, and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471.
To listen to a replay of the call, dial (858) 384-5517, and enter replay pin number 373077. The replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time, Tuesday, June 21, 2011.
About Tops Holding Corporation
Tops is the parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 128 corporate full-service supermarkets and an additional 5 franchise supermarkets. With approximately 12,700 associates, Tops is widely recognized as a strong retail supermarket brand name in Upstate New York and Northern Pennsylvania. The Company’s strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

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Tops Holding Corporation Reports 8% Increase in Net Sales in First Quarter 2011
June 6, 2011

For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Tops and its wholly owned subsidiaries’ current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” “may,” and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, liquidity, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of Tops. Forward-looking statements contained herein speak only as of the date made and, thus, Tops and its wholly owned subsidiaries undertake no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.
Non-GAAP Financial Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain items that we believe are non-recurring in nature and are not indicative of future performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which we believe is net loss.
FINANCIAL TABLES FOLLOW.

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Tops Holding Corporation Reports 8% Increase in Net Sales in First Quarter 2011
June 6, 2011

TOPS HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)
(Unaudited)

	16-week periods ended
	April 23, 2011	April 24, 2010
Net sales	$717,259	$665,015
Cost of goods sold	(500,744)	(458,168)
Distribution costs	(14,163)	(13,088)

Gross profit	202,352	193,759

Operating expenses:
Wages, salaries and benefits	(98,982)	(94,279)
Selling and general expenses	(33,383)	(31,763)
Administrative expenses (inclusive of stock-based compensation expense of $348 and $244)	(25,483)	(39,979)
Rent expense, net	(5,903)	(5,837)
Depreciation and amortization	(15,041)	(18,730)
Advertising	(5,990)	(6,053)

Total operating expenses	184,782	(196,641)

Operating income (loss)	17,570	(2,882)

Bargain purchase	—	15,681
Loss on debt extinguishment	—	(1,008)
Interest expense, net	(19,291)	(18,410)

Loss before income taxes	(1,721)	(6,619)

Income tax (expense) benefit	(367)	9,913

Net (loss) income	$(2,088)	$3,294

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Tops Holding Corporation Reports 8% Increase in Net Sales in First Quarter 2011
June 6, 2011

TOPS HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	April 23, 2011	January 1, 2011
Assets
Current assets:
Cash and cash equivalents	$24,712	$17,419
Accounts receivable, net	56,880	57,044
Inventory, net	118,703	117,328
Prepaid expenses and other current assets	15,229	14,093
Assets held for sale	—	650
Income taxes refundable	186	200
Current deferred tax assets	2,265	2,265

Total current assets	217,975	208,999

Property and equipment, net	376,005	378,575
Intangible assets, net	76,343	79,072
Other assets	12,959	13,705

Total assets	$683,282	$680,351

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$113,065	$93,311
Accrued expenses and other current liabilities	61,324	79,123
Current portion of capital lease obligations	11,649	11,095
Current portion of long-term debt	407	402

Total current liabilities	186,445	183,931

Capital lease obligations	168,488	172,216
Long-term debt	370,250	365,262
Other long-term liabilities	21,649	21,099
Non-current deferred tax liabilities	3,701	3,354

Total liabilities	750,533	745,862

Shareholders’ deficit:
Common shares ($0.001 par value; 300,000 authorized shares, 144,776 issued & outstanding)	—	—
Paid-in capital	(2,320)	(2,668)
Accumulated deficit	(64,595)	(62,507)
Accumulated other comprehensive loss, net of tax	(336)	(336)

Total shareholders’ deficit	(67,251)	(65,511)

Total liabilities and shareholders’ deficit	$683,282	$680,351

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Tops Holding Corporation Reports 8% Increase in Net Sales in First Quarter 2011
June 6, 2011

TOPS HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	16-week periods ended
	April 23, 2011	April 24, 2011
Cash flows provided by (used in) operating activities:
Net (loss) income	$(2,088)	$3,294
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	20,318	22,567
Amortization of deferred financing costs	803	679
LIFO inventory valuation adjustments	(663)	(1,106)
Stock-based compensation expense	348	244
Deferred income taxes	347	(10,288)
Bargain purchase	—	(15,681)
Loss on debt extinguishment	—	1,008
Other	115	314
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	164	(1,364)
Increase in inventory, net	(712)	(1,028)
Increase in prepaid expenses and other current assets	(1,136)	(601)
Decrease in income taxes refundable	14	—
Increase in accounts payable	20,044	1,428
Decrease in accrued expenses and other current liabilities	(15,776)	(3,463)
Increase in other long-term liabilities	525	411

Net cash provided by (used in) operating activities	22,303	(3,586)

Cash flows used in investing activities:
Cash paid for property and equipment	(16,954)	(8,779)
Proceeds from sale of assets	650	14,919
Acquisition of Penn Traffic assets	—	(85,023)

Net cash used in investing activities	(16,304)	(78,883)

Cash flows provided by financing activities:
Borrowings on ABL Facility	220,800	58,100
Repayments on ABL Facility	(215,800)	(72,100)
Principal payments on capital leases	(3,233)	(2,670)
Proceeds from long-term debt borrowings	—	112,125
Repayments of long-term debt borrowings	(126)	(36,113)
Change in bank overdraft position	(290)	323
Deferred financing costs incurred	(57)	(4,782)
Proceeds from issuance of common stock	—	30,000

Net cash provided by financing activities	1,294	84,883

Net increase in cash and cash equivalents	7,293	2,414
Cash and cash equivalents—beginning of period	17,419	19,722

Cash and cash equivalents—end of period	$24,712	$22,136

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Tops Holding Corporation Reports 8% Increase in Net Sales in First Quarter 2011
June 6, 2011

TOPS HOLDING CORPORATION
RECONCILIATION OF GAAP NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA
(Dollars in thousands)
(Unaudited)

	16-week periods ended
	April 23, 2011	April 24, 2010
Net (loss) income	$(2,088)	$3,294
Depreciation and amortization	20,318	22,567
Interest expense	19,291	18,410
Income tax expense (benefit)	367	(9,913)

EBITDA	37,888	34,358

Adjustments to EBITDA:
LIFO inventory valuation adjustments (a)	(663)	(1,106)
Stock-based compensation expense (b)	542	452
FTC review costs (c)	276	2,064
Bargain purchase (d)	—	(15,681)
One-time Penn Traffic integration costs (e)	—	10,872
One-time Penn Traffic acquisition costs (f)	—	4,431
Excess IT costs (g)	—	1,946
Loss on debt extinguishment (h)	—	1,008
Sold/closed stores EBITDA (i)	—	(157)
Other one-time expenses (j)	719	245

Total adjustments to EBITDA	874	4,074

Adjusted EBITDA	$38,762	$38,432

Notes:

(a)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.

(b)	Non-cash compensation costs related to stock option grants.

(c)	One-time legal and professional fees incurred in connection with the FTC’s review of the acquired Penn Traffic supermarkets.

(d)	Represents the excess of net assets acquired over the $85.0 million purchase price of Penn Traffic.

(e)	Transition expenses associated with integrating the acquired Penn Traffic supermarkets, including excess administrative costs while operating the former Penn Traffic corporate office and warehouse, training costs, consulting services and other one-time expenses.

(f)	One-time legal and professional fees incurred in connection with the Penn Traffic acquisition.

(g)	Effective July 24, 2010, Tops amended its existing IT outsourcing agreement with HP Enterprise Services, LLC, which will result in an elimination of annual excess IT costs of $8.1 million.

(h)	Write-off of deferred financing fees associated with early repayments of the Company’s credit facilities.

(i)	Represents EBITDA of the 24 acquired Penn Traffic supermarkets that have been sold or closed.

(j)	Other one-time non-recurring items.

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